Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 1, 2013, relating to the consolidated financial statements of The Blackstone Group L.P. and subsidiaries (“Blackstone”), and the effectiveness of Blackstone’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of presenting comprehensive income due to the adoption of FASB Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income), appearing in this Annual Report on Form 10-K of Blackstone for the year ended December 31, 2012:

•	Registration Statement No. 333-157632 (Common Units Representing Limited Partnership Interests) on Form S-3

•	Registration Statement No. 333-151853 (Common Units Representing Limited Partnership Interests) on Form S-3

•	Registration Statement No. 333-179775 (The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan) on Form S-8

•	Registration Statement No. 333-172451 (The Blackstone Group L.P. Amended and Restated 2007 Equity Incentive Plan) on Form S-8

•	Registration Statement No. 333-165115 (The Blackstone Group L.P. 2007 Equity Incentive Plan) on Form S-8

•	Registration Statement No. 333-157635 (The Blackstone Group L.P. 2007 Equity Incentive Plan) on Form S-8

•	Registration Statement No. 333-143948 (The Blackstone Group L.P. 2007 Equity Incentive Plan) on Form S-8.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 1, 2013